EXHIBIT 99.1

NanoSensors Signs Letter of Intent to Acquire The Gaming Network, A.G.

Redwood City, CA, May 9 - NanoSensors, Inc. (OTC Bulletin Board: NNSR.OB), today announced that it has signed a letter of intent to acquire all of the issued and outstanding shares of The Gaming Network, A.G. (“TGNAG”), a privately owned corporation. Through its subsidiaries and from closing, TGNAG will conduct and offer a European licensed (Malta) software licensing, operation and ancillary services business for online bingo and casino sites operating outside the United States.

In a move to place NanoSensors in a better position to introduce its online-based video console game wagering service, NanoSensors sought to identify an acquisition target that met four key criteria: (1) ownership of a portfolio of revenue producing online and bingo sites, (2) an international user-base, (3) the ability to provide financing for NanoSensors’ operating costs as it develops its console service and (4) most importantly, strengthening its management and personnel structure.

“After meeting with TGNAG and understanding its business, it became evident that the acquisition of TGNAG was desirable,” said Mr. Robert Baron, NanoSensors’ Chairman and CEO. “This acquisition, which fits well with the video console game wagering service that NanoSensors is developing, will add a portfolio of online bingo and casino sites, revenue producing assets, international user-base, infrastructure, and strategic relationships that will enhance NanoSensors’ ability to attain its existing business objectives.”

The Letter of Intent provides that TGNAG will merge with and into NanoSensor’s wholly owned Panamanian subsidiary, Cuchulainn Acquisition Inc. (“Acquisition”) (or another wholly owned Panamanian subsidiary of NanoSensors), and for NanoSensors to deliver merger consideration comprised of shares of its common stock to the shareholders of TGNAG. The exact number of shares has not yet been determined; however, the letter of intent contemplates that, upon the consummation of the merger, the shareholders of TGNAG will own between 80 and 85 percent of the outstanding shares of NanoSensors common stock. The Letter of Intent also provides that TGNAG will provide one or more loans to NanoSensors in order to enable it to meet its operating expenses and its expenses in connection with the merger until the merger is completed. In the Letter of Intent, TGNAG grants NanoSensors the right to use TGNAG’s corporate name in the corporate name of NanoSensors and in its tradenames, service marks and other commercial indicia The completion of the merger is subject to several closing conditions, including the negotiation and execution of a definitive merger agreement among NanoSensors, TGNAG and Acquisition, the completion of due diligence by the parties, the approval of the transaction by the Board of Directors of NanoSensors, Acquisition and TGNAG and by the shareholders of TGNAG and Acquisition, completion of audited financial statements for The Gaming Network, Inc, a subsidiary of TGNAG, and several further conditions. If a final agreement is signed and the other conditions are satisfied, the merger is expected to close during the third calendar quarter of 2008. However, there can be no assurance that a definitive agreement will be executed or that, if it is, the transaction will be completed.

As previously disclosed, the Company also contemplates that forthwith, the Board of Directors will consider and approve, and submit to the stockholders of NanoSensors for their approval, (i) a Reverse Stock Split, which will have the effect of decreasing the number of issued and outstanding shares of NanoSensors Common Stock after conversion of the NanoSensors Preferred Shares (issued to the former shareholders of Cuchulainn Holdings, Inc.) to 24,178,634 shares, (ii) a reduction in the authorized number of shares of NanoSensors Common Stock from 950,000,000 to 400,000,000 and (iii) increasing the options and shares available for issuance under the NanoSensors 2006 Equity Incentive Plan by 7,200,000 to 8,000,000.

The former holders of Cuchulainn Common Stock now own all of the NanoSensors Preferred Shares, which vote as a single class with the Company’s Common Stock and which constitute 82.55% of the voting power in the Company. The Company expects that certain of these holders, who possess a majority of the voting power in the Company, will execute a consent to approve the matters described in the previous paragraph. If such consent be delivered, the Company will file with the SEC and distribute to the stockholders of the Company an information statement describing the proposed action. If the foregoing consent be delivered to the Company, no further action by the stockholders of NanoSensors will be required for the approval of these matters.

About NanoSensors

NanoSensors, Inc. was incorporated in December 2003. It was positioned as a shell company following its announcement, on September 12, 2007, that it would terminate its then current business operations and utilize its corporate assets as a vehicle for the acquisition of an operating business. On November 27, 2007, NanoSensors entered into an Agreement and Plan of Merger with Cuchulainn Holdings, Inc., a Panamanian corporation (“Holdings”), and Acquisition. Cuchulainn was a new corporation formed to establish and operate an online-based video console game wagering service. On January 17, 2008, Holdings was merged with and into Acquisition. As a result of the merger, NanoSensors is executing a new business plan based upon the prior business of Holdings. Prior to the merger, Holdings licensed technology and other intellectual property in order for it to operate an online-based video console game wagering service (the "Service"). The Service enables gamers to compete against other gamers and to place wagers on the outcomes of their games. The outcome of the game play will be determined predominantly upon the skill of the individual participant. The Service will cater to an international community of gamers that plays video games and places wagers online.

Safe Harbor

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. Closing of the proposed transaction is subject to numerous conditions, including: The completion of the merger is subject to several closing conditions, including the negotiation and execution of a definitive acquisition agreement among NanoSensors, TGNAG and Acquisition, the completion of due diligence by the parties, the approval of the Board of Directors of NanoSensors, Acquisition and TGNAG and by the shareholders of TGNAG and Acquisition completion of audited financial statements for The Gaming Network, Inc, a subsidiary of TGNAG.. There can be no assurance that the proposed transaction will be completed, or completed upon the terms as described above. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
For NanoSensors
Robert Baron
650.641.2349
rbaron@fuse.net